			EXHIBIT 12

ALICO, INC.

Computation of Ratios:

	2005	Current Assets	128,977
		Current Liabilities	17,819

128,977 divided by 17,819 =			7.24:1

	2004	Current Assets	125,925
		Current Liabilities	10,136

125,925 divided by 10,136 =			12.42:1